Exhibit 10.3

AMENDMENT TO

AMENDED AND RESTATED SEVERANCE AGREEMENT

AND NOTICE OF TERMINATION

THIS AMENDMENT TO AMENDED AND RESTATED SEVERANCE AGREEMENT (“Amendment”) is made and entered into as of the 13th day of October, 2009, by and between Acuity Specialty Products, Inc. and its parent, Zep Inc. (collectively, the “Company”), and John K. Morgan (“Executive”).

WHEREAS, Acuity Brands, Inc. and Executive previously entered into that certain Amended and Restated Severance Agreement, dated as August 1, 2005, as later amended by the parties (“Severance Agreement”); and

WHEREAS, effective on or about October 31, 2007, the Company became the successor to Acuity Brands, Inc. and assumed the Severance Agreement; and

WHEREAS, the parties now wish to amend the Severance Agreement in certain respects as set forth herein; and

WHEREAS, pursuant to Section 1 of the Severance Agreement, the Company wishes to give notice of termination of the Severance Agreement upon the expiration of the two-year term ending on the second anniversary of this Amendment.

AMENDMENT

NOW, THEREFORE, the Severance Agreement is hereby amended as follows:

1. Succession of the Company under the Severance Agreement. Effective as of October 31, 2007, Zep Inc. (“Zep”), then a wholly-owned subsidiary of Acuity Brands, Inc., was spun-off in a transaction pursuant to which Acuity Brands, Inc. distributed to its stockholders, all of the outstanding shares of the commons stock of Zep. In connection with this spin-off, Acuity Specialty Products, Inc., a wholly-owned subsidiary of Zep (“Acuity Specialty Products”), became Executive’s employer and the Company succeeded to all of the rights and obligations of Acuity Brands, Inc. under, and assumed, the Severance Agreement. For purposes of this Severance Agreement, the applicable entity with respect to Executive’s employment status, and employment-related issues, shall mean Acuity Specialty Products or its successors.

2. Annual Bonus Section 4.2 of the Severance Agreement is hereby deleted in its entirety and replaced with the following language:

“4.2

Annual Bonus. Executive shall be paid two payments as described in this section. The first payment shall be in an amount equal to the annual incentive bonus under the Company’s annual incentive plan (“Annual Incentive Plan”) that would be paid or payable to Executive for the fiscal year of the Company during which Executive’s Date of Termination occurs, assuming the target level(s) of performance had been met for such fiscal year, multiplied by a fraction (the “Pro

Rata Fraction”) the numerator of which is the number of days that have elapsed in the then current fiscal year through Executive’s Date of Termination and the denominator of which is 365 (“Initial Annual Bonus”). Such Initial Annual Bonus payment shall be made in a single lump sum within ten (10) days following Executive’s Date of Termination. Additionally, if and to the extent that, based on the Company’s performance under the terms of the Annual Incentive Plan, the Company’s performance for the fiscal year during which Executive’s Date of Termination occurs exceeds the target performance levels in the Annual Incentive Plan used to calculate the Initial Annual Bonus, Executive shall receive an additional payment equal to the payout under the Annual Incentive Plan which Executive would have received for the fiscal year during which his Date of Termination occurs, multiplied by the Pro Rata Factor, less the Initial Annual Bonus. Such additional payment shall be made in a single lump sum as soon as reasonably practical following the end of the Company’s fiscal year during which Executive’s Date of Termination occurs, and in any event by the end of the calendar year during which such fiscal year ends.”

3. Supplemental Executive Retirement Plan. Section 4.5 of the Severance Agreement is hereby amended such that the reference to the “Supplemental Executive Retirement Savings Plan” shall mean the value of Executive’s Make-up Contribution Subaccount and SERP Contribution Subaccount provided for in, and calculated in accordance with, the provisions of, Appendix A and Appendix B, respectively, of the Zep Inc. Supplemental Deferred Savings Plan (the “SDSP”). Said Section 4.5 is also hereby clarified to confirm and expressly provide that the SDSP benefits attributable to additional service credited under Section 4.5 shall be paid to Executive at the time and in the manner provided for in the SDSP.

4. Healthcare Provisions Following Termination of Employment. Section 4.7 of the Severance Agreement is hereby deleted in its entirety and replaced with the following language:

“4.7

During the 2-year period following Executive’s termination (or, if shorter, during the period between Executive’s termination and his 65th birthday), the Company shall pay Executive a lump sum amount equal to the increase, if any, in: (i) the average of the Company’s health care benefit equivalent premium (calculated in the same manner as under Section 4.16 of Executive’s Employment Letter Agreement) for the five (5) year period which is comprised of the fiscal year of the payment plus the previous four (4) fiscal years, over (ii) the average of such health care benefit equivalent premium for the five (5) fiscal year period immediately preceding the fiscal year of the payment. The Company shall pay Executive the total amount of any such increase each fiscal year during the applicable period in a lump sum payment as soon as reasonably practical following the first day of the Company’s fiscal year, and in any event, within the first 60 days of each such fiscal year. If the last such payment covers less than a 12-month period, the amount of such increase (and the resulting payment) shall be prorated appropriately.”

5. Compliance with Code Section 409A. Section 4.11 of the Severance Agreement is hereby deleted in its entirety and replaced with the following language:

“4.11	Compliance with Section 409A.

(a) It is the intent of the parties that this Agreement be interpreted and administered in compliance with the requirements of Section 409A to the extent applicable. In this connection, the Company shall have authority to take any action, or refrain from taking any action, with respect to this Agreement that is reasonably necessary to ensure compliance with Section 409A (provided that the Company shall choose the action that best preserves the value of the payments and benefits provided to the Executive under this Agreement), and the parties agree that this Agreement shall be interpreted in a manner that is consistent with Section 409A. In furtherance, but not in limitation of the foregoing: (a) in the event that Executive is a “specified employee” within the meaning of Section 409A, payments which constitute a “deferral of compensation” under Section 409A and which would otherwise become due during the first six (6) months following Executive’s termination of employment shall be delayed and all such delayed payments shall be paid in full in the seventh (7th) month after the Executive’s termination of employment, and all subsequent payments shall be paid in accordance with their original payment schedule, provided that the above delay shall not apply to any payments that are excepted from coverage by Section 409A, such as those payments covered by the short-term deferral exception described in Treasury Regulations section 1.409A-1(b)(4); (b) notwithstanding any other provision of this Agreement, a termination of Executive’s employment hereunder, including the term “Date of Termination”, shall mean, and be interpreted consistent with, a “separation from service” within the meaning of Section 409A; and (c) with respect to the reimbursement of fees and expenses provided for herein, including payments made pursuant to indemnification provisions, and tax gross-up payments, the following shall apply: (i) unless a specific time period during which such expense reimbursements and tax gross-up payments may be incurred is provided for herein, such time period shall be deemed to be Executive’s lifetime; (ii) the amount of expenses eligible for reimbursement hereunder in any particular year shall not affect the expenses eligible for reimbursement in any other year; (iii) the right to reimbursement of expenses shall not be subject to liquidation or exchange for any other benefit; and (iv) the reimbursement of an eligible expense or a tax gross-up payment shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred or the tax was remitted, as the case may be.

(b) The Company hereby agrees to indemnify and hold Executive harmless for any additional income taxes, penalties and/or interest assessed against Executive pursuant to Section 409A, because of any actions taken, or failure to take any action, by the Company that results in a failure to comply with Section 409A, with regard to any payment or distribution made or to be made under this Agreement or the plans and benefits provided in accordance with or referenced in, this Agreement. The Company agrees to pay Executive an additional payment for any such additional income taxes, penalties and/or interest that may be assessed under Section 409A (but not the regular income taxes payable by Executive as a result of receiving payments under this Agreement or such plans), such that, after payment by Executive of the additional income taxes, penalties and/or interest assessed under Section 409A, Executive will be in the economic position he would have been had such payment or distribution not been determined to be noncompliant with Section 409A. Any such additional payment shall be made as soon as reasonably practical after Executive has paid such additional income taxes, penalties and/or interest, and in any event by the end of the calendar year next following the calendar year in which Executive remits the applicable additional income taxes, penalties and/or interest.”

NOTICE OF TERMINATION

Pursuant to Section 1 of the Agreement, the parties each hereby notify the other that this Agreement shall cease to extend automatically. The “Term” of this Agreement shall be the two-year period following the date hereof and this Agreement shall terminate upon the expiration of such Term.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

ZEP INC.

By:	/s/ Robert P. Collins

ACUITY SPECIALTY PRODUCTS, INC.

By:	/s/ Robert P. Collins

/s/ John K. Morgan
JOHN K. MORGAN